Spin for Cash Joint Venture
   and Master License Agreement

   Financial Statements
   for the Years Ended October 2, 1999
   and September 30, 1998 and for the Period from December 3, 1996 (Inception) through
   September 30, 1997 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Co-Venturers of the Spin for Cash
Joint Venture and Master License Agreement:

We have audited the accompanying balance sheets of the Spin for Cash Joint Venture and Master License Agreement (the "Venture") as of October 2, 1999 and September 30, 1998, and the related statements of income, venturers' capital, and cash flows for the years ended October 2, 1999 and September 30, 1998 and for the period from December 3, 1996 (inception) through September 30, 1997. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Venture as of October 2, 1999 and September 30, 1998, and the results of its operations and its cash flows for the years ended October 2, 1999 and September 30, 1998 and for the period from December 3, 1996 (inception) through September 30, 1997, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Reno, Nevada
November 10, 1999

SPIN FOR CASH JOINT VENTURE
AND MASTER LICENSE AGREEMENT

STATEMENTS OF INCOME
YEARS ENDED OCTOBER 2, 1999 AND SEPTEMBER 30, 1998
AND THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION)
THROUGH SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

(Dollars in thousands)

                                                  1999         1998         1997
REVENUES:
  Gaming operations                            $ 293,460    $ 246,851    $  60,672
                                               ---------    ---------    ---------

COST AND EXPENSES:
  Cost of gaming operations                      124,268      101,655       26,979
  Depreciation                                    17,911       13,237        2,586
  Research and development                         3,216        2,088        1,587
  Selling, general, and administrative               177          189           50
  Provision for bad debts                             --          125           --
                                               ---------    ---------    ---------

      Total expenses                             145,572      117,294       31,202
                                               ---------    ---------    ---------

INCOME FROM OPERATIONS                           147,888      129,557       29,470
                                               ---------    ---------    ---------

OTHER INCOME (EXPENSE):
  Interest income                                  6,307        3,745          499
  Interest expense                                (4,234)      (2,323)        (821)
  Loss on investments                                 (3)          --           --
                                               ---------    ---------    ---------

           Total other income (expense), net       2,070        1,422         (322)
                                               ---------    ---------    ---------

NET INCOME                                     $ 149,958    $ 130,979    $  29,148
                                               =========    =========    =========

















   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE
AND MASTER LICENSE AGREEMENT

BALANCE SHEETS
OCTOBER 2, 1999 AND SEPTEMBER 30, 1998
--------------------------------------------------------------------------------

(Dollars in thousands)
                                                         1999        1998
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                           $  57,783   $  45,835
  Accounts receivable, net                               24,674      20,179
  Investments to fund liabilities to jackpot winners      4,741       5,900
  Prepaid royalties                                      15,238          --
  Prepaid expenses and other                                931       1,839
                                                      ---------   ---------

     Total current assets                               103,367      73,753
                                                      ---------   ---------

FURNITURE, FIXTURES, AND EQUIPMENT, at cost              51,688      49,564
  Less accumulated depreciation                         (29,309)    (14,792)
                                                      ---------   ---------

     Equipment, net                                      22,379      34,772
                                                      ---------   ---------

PREPAID ROYALTIES                                        24,164          --
                                                      ---------   ---------

INVESTMENTS TO FUND LIABILITIES TO JACKPOT
  WINNERS                                                50,033      63,217
                                                      ---------   ---------

TOTAL                                                 $ 199,943   $ 171,742
                                                      =========   =========

LIABILITIES AND VENTURERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable to IGT                             $  27,997   $   3,182
  Accounts payable to Anchor                                715       1,348
  Jackpot liabilities                                    12,383       7,826
  Commissions and other payable                           1,297       2,932
  Royalties payable                                          --       3,455
  Capital lease payable to IGT                              398       2,120
                                                      ---------   ---------

     Total current liabilities                           42,790      20,863

LONG-TERM JACKPOT LIABILITIES                            80,343      86,952
                                                      ---------   ---------

     Total liabilities                                  123,133     107,815

VENTURERS' CAPITAL                                       76,810      63,927
                                                      ---------   ---------

TOTAL                                                 $ 199,943   $ 171,742
                                                      =========   =========


   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE
AND MASTER LICENSE AGREEMENT

STATEMENTS OF CASH FLOWS
YEARS ENDED OCTOBER 2, 1999 AND SEPTEMBER 30, 1998
AND THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION)
THROUGH SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

(Dollars in thousands)

                                                        1999       1998       1997
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income                                          $149,958   $130,979   $ 29,148
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation                                        17,911     13,237      2,586
    Provision for bad debts                                 --        125         --
    Loss on sale of assets                               2,494      1,887         --
    Increase in accounts receivable                     (4,495)    (8,517)   (11,788)
    Increase in prepaid expenses and other             (38,494)    (1,725)      (114)
    Increase (decrease) in accounts payable and
      accrued expenses                                  17,370    (13,526)    25,280
                                                      --------   --------   --------

Total adjustments                                       (5,214)    (8,519)    15,964
                                                      --------   --------   --------

Net cash provided by operating activities              144,744    122,460     45,112
                                                      --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in furniture, fixtures, and equipment     (10,749)   (31,802)   (22,171)
  Investment in systems annuity assets                  14,344    (57,761)   (11,356)
  Proceeds from the sale of furniture, fixtures, and
    equipment                                            2,735      2,774         --
                                                      --------   --------   --------

Net cash provided by (used in) investing activities      6,330    (86,789)   (33,527)
                                                      --------   --------   --------














   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE
AND MASTER LICENSE AGREEMENT

STATEMENTS OF CASH FLOWS
YEARS ENDED OCTOBER 2, 1999 AND SEPTEMBER 30, 1998
AND THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION)
THROUGH SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

(Dollars in thousands)

                                                      1999         1998       1997
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on systems annuity liability             $ (35,449)  $  (5,892)  $  (1,002)
  Collection from systems to fund jackpot
   liabilities                                        33,398      79,024      22,649
  Capital contributions                               22,275          --       5,943
  Capital distributions                             (159,350)   (102,143)         --

     Net cash (used in) provided by financing
      activities                                    (139,126)    (29,011)     27,590
                                                   ---------   ---------   ---------

NET INCREASE IN CASH AND
  CASH EQUIVALENTS                                    11,948       6,660      39,175

CASH AND CASH EQUIVALENTS:
  Beginning of period                                 45,835      39,175          --
                                                   ---------   ---------   ---------

  End of period                                    $  57,783   $  45,835   $  39,175
                                                   =========   =========   =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION -
  Cash paid during the period for interest         $     279   $   1,348   $      --
                                                   =========   =========   =========


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES -
  Capital lease additions                          $     201   $   2,128   $   1,380
                                                   =========   =========   =========














   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE
AND MASTER LICENSE AGREEMENT

STATEMENTS OF VENTURERS' CAPITAL
YEARS ENDED OCTOBER 2, 1999 AND SEPTEMBER 30, 1998
AND THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION)
THROUGH SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

(Dollars in thousands)

                                          Anchor        IGT       Total

BALANCE, DECEMBER 3, 1996 (Inception)   $    --     $    --            $-

  Capital distributions                     3,100       2,843       5,943

  Net income                               14,574      14,574      29,148
                                        ---------   ---------   ---------

BALANCE, SEPTEMBER 30, 1997                17,674      17,417      35,091

  Capital distributions                   (51,200)    (50,943)   (102,143)

  Net income                               65,489      65,490     130,979
                                        ---------   ---------   ---------

BALANCE, SEPTEMBER 30, 1998                31,963      31,964      63,927

  Capital contributions                      --        22,275      22,275

  Capital distributions                   (79,675)    (79,675)   (159,350)

  Net income                               74,979      74,979     149,958
                                        ---------   ---------   ---------

BALANCE, SEPTEMBER 30, 1999             $  27,267   $  49,543   $  76,810
                                        =========   =========   =========
















   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE
AND MASTER LICENSE AGREEMENT

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.  ORGANIZATION

    The Spin for Cash Joint Venture and Master License Agreement (the "Venture") is owned equally by IGT, a wholly owned subsidiary of International Game Technology and Anchor Gaming ("Anchor"). The Joint Venture Agreement was signed on December 3, 1996. The Master License Agreement, dated December 3, 1996, is utilized in jurisdictions where the Spin for Cash Joint Venture has not been approved to operate. The first machines operated by the Venture were placed into operation on December 12, 1996.

    The Venture's primary purpose is to utilize IGT's experience and technology along with Anchor's proprietary game library in order to develop a variety of spinning reel slot, video top box, and other innovative games for the MegaJackpots(TM) and lease game markets. As of October 2, 1999, the Venture was operating in Indiana, Louisiana, Michigan, Missouri, Mississippi, Native American markets, Nevada, New Jersey, South Dakota, Canada, and cruise ship markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation - A complete stand-alone set of books is maintained for the Venture in accordance with applicable generally accepted accounting principles.

    Revenues - Substantially all of the revenues of the Venture are from the operation of linked progressive slot machines. Revenues are recognized as earned.

    In New Jersey, each progressive system is operated by an independent trust managed by representatives from participating casinos. The Venture receives revenues based upon a set annual fee per machine per system. Payments to the jackpot winners are made by the trust.

    In Louisiana, Michigan, Missouri, Mississippi, Native American markets, Nevada, and South Dakota, the Venture provides the machines and operates the central monitoring system. The casinos pay a percentage of the play to the Venture.

    In Canada, Indiana, and the cruise ship markets, where machines are not linked, the Venture provides games for a set daily lease fee.

    Operating Expenses - IGT and Anchor provide most of the services associated with the operation of the Venture. The cost of these operations are billed to the Venture using methodologies that best approximate the actual cost of these services to the respective partner. Interest on payables balances greater than 30 days and on inventories held for the Venture is accrued at an annual rate of approximately five percent and is billed monthly.
    Management believes that the methods used to allocate these costs are reasonable.

    Third Party Expenses - All invoices received from third parties for the delivery of goods or services are paid by the partners. IGT and Anchor invoice the Venture for these costs and the amounts are properly recorded on the books of the Venture.

    Research and Development - IGT and Anchor perform substantially all of the engineering development work for the Venture and invoice the Venture for these services at cost.
    Research and development charges are expensed as incurred.

    Cash and Cash Equivalents - Amounts include cash required for funding current progressive systems jackpot payments and purchasing investments to meet obligations for making payments to jackpot winners. Cash in excess of daily requirements is generally invested in various short-term marketable securities with maturities of 90 days or less. Such investments are stated at cost, which approximates market value.

    Prepaid Royalties - Amounts include prepayment of fees for trademarks used for various Venture products.

    Depreciation - Substantially all of the Venture's depreciable assets are directly used in gaming operations and are provided by IGT. IGT invoices the Venture for these assets at their approximate cost. Depreciation is recorded on the straight-line method over the following estimated useful lives:

      Gaming operations equipment                               1 1/2 to 3 years
      Furniture, fixtures, and equipment                              5 years

    Estimates - The  preparation  of financial  statements  in  conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Reclassifications   -  Certain  amounts  in  the  1998  and  1997  financial
    statements have been reclassified to be consistent with the presentation used in 1999.

3.  INVESTMENTS TO FUND LIABILITIES TO JACKPOT WINNERS

    Federal legislation, passed in October 1998, permits jackpot winners to elect to receive the discounted value of progressive jackpots won in lieu of annual installments. For jackpots won after the date of the legislation, the winner was able to make this election after July 1, 1999. Upon a winner's election after July 1, 1999, investments held by the Venture to fund the winner's liability were sold to settle the liability. The offer for these past winners to elect a single cash payment has now expired. Therefore, there will be no additional sales of held-to-maturity investments.

    The remaining investments represent discounted U.S. Treasury securities purchased to meet obligations for making payments to linked progressive systems jackpot winners. At October 2, 1999, the Venture has both the intent and ability to hold these investments to maturity and, therefore, has classified them as held-to-maturity. Accordingly, these investments are stated at cost, adjusted for amortization of premiums and accretion of discounts over the term of the security, using the interest method. Securities in this portfolio have maturity dates through 2018.

4.  CAPITAL LEASES

    Assets recorded under capital leases relate to the operation of Louisiana and Missouri linked progressive systems. The machines are leased from IGT at a rate of 1/36 of the value of the assets each month. As of October 2, 1999 and September 30, 1998, the assets had a net value of $398,000 and $2,120,000, respectively.

5.  LIABILITIES TO JACKPOT WINNERS

    From Louisiana, Michigan, Missouri, Mississippi, Native American, Nevada, and South Dakota systems, the Venture receives a percentage of the amount played or machine rental and service fees from the linked progressive systems to fund the related jackpot payments. Winners may elect to receive a single payment of the discounted value of the jackpot won or annual installments. Equal annual installments are paid over 20 to 26 years without interest.

    The following schedule sets forth the future fiscal-year payments for the jackpot winners under these systems at October 2, 1999:


            Fiscal Year Ending                                Payment
            --------------------------------------------------------------------
            (Dollars in thousands)
                2000                                          $9,523
                2001                                           9,523
                2002                                           9,523
                2003                                           9,523
                2004                                           9,523
                2005 and after                               141,303
                                                            --------
                                                            $188,918

    Jackpot liabilities in the amount of the present value of the jackpots are recorded concurrently with the recognition of the related revenue. Jackpot liabilities include discounted payments due to winners for jackpots won and amounts accrued for jackpots not yet won that are contractual obligations of the Venture. Jackpot liabilities consist of the following:

                                                          October 2,  September 30,
                                                            1999         1998
--------------------------------------------------------------------------------
(Dollars in thousands)
Gross payments due to jackpot winners                     $ 188,918   $ 117,445
Unamortized discount on payments to jackpot winners        (138,608)    (57,397)
Accrual for jackpots not yet won                             42,416      34,730
                                                          ---------   ---------

Total jackpot liabilities                                    92,726      94,778
Less current liabilities                                    (12,383)     (7,826)
                                                          ---------   ---------

Long-term jackpot liabilities                             $  80,343   $  86,952
                                                          =========   =========


    The Venture amortizes the discount on the winner liabilities, recognizing it as interest expense. During fiscal years 1999, 1998, and 1997, the Venture recorded interest expense on jackpot liabilities of $4,234,000, $2,323,000, and $177,000, respectively. The Venture is required to maintain cash and investments relating to systems liabilities in separate accounts. During fiscal years 1999, 1998, and 1997, the Venture recorded interest income on jackpot investments of $4,213,000, $2,323,000, and $177,000, respectively.

6.  INCOME TAXES

    The Venture has not made any provision for federal income taxes due to its election to be taxed as a pass-through entity under Internal Revenue Code,
    Section 704A. Under this election, income of the Venture is taxable to the individual venturers.

7.  RELATED-PARTY TRANSACTIONS

    Substantially all of the goods and services recorded by the Venture are provided by and/or paid for by IGT and Anchor. These transactions are recorded on the books of the Venture as a trade payable. As of October 2, 1999 and September 30, 1998, the payable to IGT had a balance of $27,997,000 and $3,182,000, respectively. As of October 2, 1999 and September 30, 1998, there was $715,000 and $1,349,000, respectively, payable to Anchor. Interest expense to IGT of $50,000, $31,000, and $645,000 was recorded in 1999, 1998, and 1997, respectively.

8.    SUBSEQUENT EVENT

    IGT made an equity contribution of $22.0 million in September 1999 and Anchor made a $22.0 million equity contribution in October 1999 to fund certain contractual expenditures.

                                           ******